March 2016 Pricing Sheet dated March 16, 2016 relating to Preliminary Terms No. 833 dated March 2, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Jump Securities Based on the Value of the EURO STOXX 50® Index due March 29, 2018

Principal at Risk Securities

PRICING TERMS – MARCH 16, 2016
Issuer:	Morgan Stanley
Issue price:	$10 per security (see “Commissions and issue price” below)
Stated principal amount:	$10 per security
Pricing date:	March 16, 2016
Original issue date:	March 21, 2016 (3 business days after the pricing date)
Maturity date:	March 29, 2018
Aggregate principal amount:	$2,019,000
Interest:	None
Underlying index:	EURO STOXX 50® Index
Payment at maturity:

•          If the final index value is greater than or equal to the initial index value:

$10 + the upside payment

•         If the final index value is less than the initial index value:

$10 × index performance factor

          Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and could be zero.

Upside payment:	$2.70 per security (27.00% of the stated principal amount)
Index performance factor:	final index value / initial index value
Initial index value:	3,062.05, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	March 26, 2018, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61766A152
ISIN:	US61766A1521
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.540 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$2,019,000	$50,475	$1,968,525
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

Preliminary Terms No. 833 dated March 2, 2016

Product Supplement for Jump Securities dated February 29, 2016       Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.